Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in this Annual Report (Form 10-K) of Media General, Inc. of our report dated January 22, 2008, with respect to the consolidated financial statements of SP Newsprint Co. and Subsidiaries.

We also consent to the incorporation by reference in the following Registration Statements of our report dated January 22, 2008, with respect to the consolidated financial statements of SP Newsprint Co. and Subsidiaries, included in this Annual Report (Form 10-K) of Media General, Inc., for the fiscal year ended December 30, 2007.

Registration Statement Number	Description
2-56905	Form S-8
33-23698	Form S-8
33-26853	Form S-3
33-52472	Form S-8
333-16731	Form S-8
333-16737	Form S-8
333-69527	Form S-8
333-54624	Form S-8
333-57538	Form S-8
333-138843	Form S-8
333-142769	Form S-8
333-148976	Form S-8

/s/ Ernst & Young LLP

Atlanta, Georgia
February 25, 2008